As filed with the Securities and Exchange Commission on August 31, 2010.
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D. C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER THE
SECURITIES ACT OF 1933

ARCHER-DANIELS-MIDLAND COMPANY
(Exact Name of Registrant as Specified in Its Charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	41-0129150 (I.R.S. Employer Identification No.)

4666 Faries Parkway Decatur, Illinois (Address of Principal Executive Offices)	62526 (Zip Code)
Archer-Daniels-Midland Company
2009 Incentive Compensation Plan
(Full Title of the Plan)
David J. Smith
Executive Vice President, Secretary and General Counsel
Archer-Daniels-Midland Company
4666 Faries Parkway
Decatur, Illinois 62526
(Name and Address of Agent for Service)
Telephone number, including area code, of agent for service: (217) 424-5200

Copies to:
W. Morgan Burns
Faegre & Benson LLP
2200 Wells Fargo Center
90 South Seventh Street
Minneapolis, Minnesota 55402-3901
(612) 766-7000
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company (as defined in Rule 12b-2 of the Exchange Act):

Large Accelerated Filer ☑	Accelerated Filer ☐	Non-accelerated Filer ☐ (Do not check if a smaller reporting company)	Smaller Reporting Company ☐
CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum
	Amount To Be	Offering Price	Aggregate	Amount of
Title of Securities To Be Registered	Registered (1)	Per Share (2)	Offering Price (2)	Registration Fee
Common Stock, no par value	30,000,000	$29.89	$896,550,000	$63,924.02

(1)	This Registration Statement also will cover any additional shares of Common Stock that become issuable under the Plan referenced above by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the Registrant’s receipt of consideration that results in an increase in the number of outstanding shares of the Registrant’s Common Stock.

(2)	Estimated solely for the purpose of determining the registration fee pursuant to Rule 457(h) under the Securities Act of 1933 based on the average of the high and low sale prices per share of the Registrant’s Common Stock as quoted on the New York Stock Exchange on August 25, 2010.

ARCHER-DANIELS-MIDLAND COMPANY
PART II
INFORMATION REQUIRED IN THE
REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
     The following documents previously filed (File No. 001-00044) with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Exchange Act of 1934 (the “Exchange Act”) are, as of their respective dates, incorporated by reference in this registration statement:
     (a) The Annual Report on Form 10-K of Archer-Daniels-Midland Company (the “Company”) for the fiscal year ended June 30, 2010;
     (b) All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Annual Report referred to in (a) above; and
     (c) The description of the Company’s common stock, no par value (the “Common Stock”), included in registration statements and reports filed under the Exchange Act from time to time.
     In addition, all documents filed by the Company pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act after the date of this registration statement and before the filing of a post-effective amendment that indicates that all shares of Common Stock offered have been sold, or that deregisters all shares of Common Stock then remaining unsold, shall be deemed to be incorporated by reference in, and to be a part of, this registration statement from the date of filing of those documents.
     Any statement contained in a document incorporated, or deemed to be incorporated, by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or incorporated herein by reference or in any other subsequently filed document that is or is deemed to be incorporated by reference herein modifies or supersedes that statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.
Item 4. Description of Securities.
     Not Applicable.
Item 5. Interests of Named Experts and Counsel.
     David J. Smith, Executive Vice President, Secretary and General Counsel of the Company, has given his opinion about certain legal matters affecting the Common Stock registered under this registration statement. Mr. Smith is eligible to participate in the Plan.
Item 6. Indemnification of Directors and Officers.
     Under Delaware law, a corporation may indemnify any person who was or is a party or is threatened to be made a party to an action (other than an action by or in the right of the corporation) by reason of his service as a director, officer, employee or agent of the corporation, or his service, at the corporation’s request, as a director, officer, employee or agent of another corporation or other enterprise, against expenses (including attorneys’ fees) that are actually and reasonably incurred by him (“Expenses”), and judgments, fines and amounts paid in settlement that are actually and reasonably incurred by him, in connection with the defense or settlement of such action, provided that he acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation’s best interests, and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was unlawful.
     Although Delaware law permits a corporation to indemnify any person referred to above against Expenses in connection with the defense or settlement of an action by or in the right of the corporation, provided that he acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation’s best interests, if such person has been judged liable to the corporation, indemnification is only permitted to the extent that the Court of Chancery (or the court in which the action was brought) determines that, despite the adjudication of liability, such person is entitled to indemnity for such Expenses as the court deems proper. The General Corporation Law of the State of Delaware also provides for mandatory indemnification of any director, officer, employee or agent against Expenses to the extent such person has been successful in any proceeding covered by the statute. In addition, the General Corporation Law of the State of Delaware permits (i) Delaware corporations to include a provision in their certificates of incorporation limiting or eliminating the personal liability of a director to a corporation or its stockholders, under certain circumstances, for monetary damages or breach of fiduciary duty as a director and (ii) the general authorization of advancement of a director’s or officer’s litigation expenses, including by means of a mandatory charter or by-law provision to that effect, in lieu of requiring the authorization of such advancement by the board of directors in specific cases. In addition, the General Corporation Law of the State of Delaware provides that indemnification and advancement of expenses provided by the statute shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement or otherwise.
     Article Fourteenth of the Certificate of Incorporation of the Company and Article VI of the Bylaws of the Company each provide for the indemnification of the directors and officers of the Company and limit the personal monetary liability of directors of the Company to the fullest extent permitted by current Delaware law. The Company has also entered into indemnification contracts with certain of its directors and officers. The Company also maintains insurance coverage relating to certain liabilities of its directors and officers.
Item 7. Exemption from Registration Claimed.
     Not Applicable.
Item 8. Exhibits.

4.1	Composite Certificate of Incorporation, as amended (incorporated by reference to Exhibit 3(i) to the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2001)

4.2	Bylaws, as amended (incorporated by reference to Exhibit 3(ii) to the Company’s Current Report on Form 8-K filed on August 12, 2009)

5	Opinion of David J. Smith

23.1	Consent of David J. Smith (contained in Exhibit 5 to this Registration Statement)

23.2	Consent of Independent Registered Public Accounting Firm

24	Powers of Attorney

99	Archer-Daniels-Midland Company 2009 Incentive Compensation Plan (incorporated by reference to Exhibit A to the Company’s Definitive Proxy Statement filed with the Commission on September 25, 2009)
Item 9. Undertakings.
     A. The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
     (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
     (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a twenty percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and
     (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
provided, however, that paragraphs (A)(1)(i) and (A)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.
     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
     B. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     C. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Decatur, state of Illinois on the 31st day of August, 2010.

ARCHER-DANIELS-MIDLAND COMPANY
By	/s/ David J. Smith
David J. Smith
Executive Vice President, Secretary and General Counsel

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below on August 31, 2010 by the following persons in the capacities indicated, including a majority of the directors:

*
Patricia A. Woertz	Chairman of the Board of Directors, Chief Executive Officer, President and Director (Principal Executive Officer)

/s/ Steven R. Mills
Steven R. Mills	Executive Vice President and Chief Financial Officer (Principal Financial Officer)

/s/ John P. Stott
John P. Stott	Vice President and Controller (Principal Accounting Officer)

*	*

Mollie Hale Carter, Director	Antonio Maciel Neto, Director

*	*

Pierre Dufour, Director	Patrick J. Moore, Director

*	*

Donald E. Felsinger, Director	Thomas F. O’Neill, Director

*	*

Victoria F. Haynes, Director	Kelvin R. Westbrook, Director

*	David J. Smith, by signing his name hereto, does hereby sign this document on behalf of each of the above named officers and directors of the Registrant pursuant to powers of attorney duly executed by such persons.

/s/ David J. Smith
David J. Smith
Attorney-in-fact

INDEX TO EXHIBITS

No.	Description	Manner of Filing
4.1	Composite Certificate of Incorporation, as amended	Incorporated by reference

4.2	Bylaws, as amended	Incorporated by reference

5	Opinion of David J. Smith	Filed electronically

23.1	Consent of David J. Smith	Contained in Exhibit 5 to this registration statement

23.2	Consent of Independent Registered Public Accounting Firm	Filed electronically

24	Powers of Attorney	Filed electronically

99	Archer-Daniels-Midland Company 2009 Incentive Compensation Plan	Incorporated by reference